As filed with the Securities and Exchange Commission on September 23, 2010

                                          Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

———————

FORM S-8
Registration Statement Under The Securities Act of 1933

GTJ REIT, Inc.
(Exact name of registrant as specified in its charter)

Maryland	20-5188065
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

444 Merrick Road Lynbrook, New York 11563
(Address of Principal Executive Offices, including Zip Code)

GTJ REIT, Inc. 2007 Incentive Award Plan
(Full title of the plan)

David J. Oplanich
Chief Financial Officer
GTJ REIT, Inc.
444 Merrick Road
Lynbrook, New York 11563
(516) 881-3535
(Name and address, and telephone number, including area code, of agent for service)

copies to:
Adam P. Silvers, Esq.
Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
East Tower, 15th Floor
Uniondale, New York 11556
(516) 663-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

———————

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(1)(2)
Common Stock, $.0001 par value	1,000,000 shares	$6.57	$6,570,000	$468.44

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional shares of the registrant's Common Stock that become issuable under the GTJ REIT, Inc. 2007 Incentive Award Plan by reason of any stock dividend, stock split or other similar transaction.

(2)
Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the book value of the registrant's Common Stock as of June 30, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement on Form S-8 is being filed to register 1,000,000 shares of the common stock, par value $.0001 per share, of GTJ REIT, Inc. ("Common Stock"), which have been reserved for issuance under the GTJ REIT, Inc. 2007 Incentive Award Plan (the "Plan").  The document(s) containing the information required in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

We have filed the following documents with the Securities and Exchange Commission (the "Commission"), each of which is incorporated herein by reference:

(a)            Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

(b)            Our quarterly report on Form 10-Q for the quarter ended March 31, 2010;

(c)            Our quarterly report on Form 10-Q for the quarter ended June 30, 2010;

(d)           Our Current Reports on Form 8-K, as filed with the Commission on June 18, 2010 and July 2, 2010; and

(e)           The description of our Common Stock contained in our Registration Statement on Form S-11 on Form S-4 (Registration No. 333-136110), and any amendment or report filed for the purpose of updating any such description.

In addition, all documents filed (but not including any information furnished under the rules of the Commission, including pursuant to Item 2.02, Item 7.01 or Item 9.01 of Form 8-K) subsequent to the date of this Registration Statement by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

Douglas A. Cooper, our Executive Vice President and director, is a shareholder at Ruskin Moscou Faltischek, P.C., our counsel.  As an officer in our company, Mr. Cooper is eligible to participate in and receive awards under the Plan.

Item 6.                      Indemnification of Directors and Officers.

Limitation of Liability and Indemnification of our Directors and Officers

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting form (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.  Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

We will indemnify, to the maximum extent permitted under Maryland law, our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities. However, we shall not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.  Our charter provides that none of our directors or officers will be liable to our company or our stockholders for money damages and that we will indemnify and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to our directors, our officers, their affiliates and any individual who, while our director or officer at our request, served as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for losses they may incur by reason of their service in those capacities; provided, however, we will not indemnify or hold harmless our directors and officers unless all of the following conditions are met:

•	the party was acting on behalf of or performing services on the part of our company;

•	our directors and officers have determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of our company;

•	such indemnification or agreement to be held harmless is recoverable only out of our net assets and not from our stockholders; and

•	such liability or loss was not the result of:

negligence or misconduct by our officers or directors (other than the independent directors); or

gross negligence or willful misconduct by the independent directors.

The Commission takes the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable. Furthermore, our charter prohibits us from indemnifying our directors for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a successful determination on the merits of each count involving alleged securities law violations as to the party seeking indemnification;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the party seeking indemnification; or

•
a court of competent jurisdiction approves a settlement of the claims against the party seeking indemnification and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the Securities and Exchange Commission and of the published opinions of any state securities regulatory authority in which shares of our stock were offered and sold as to indemnification for securities law violations.

We may advance amounts to persons entitled to indemnification for reasonable expenses and costs incurred as a result of any proceeding for which indemnification is being sought in advance of a final disposition of the proceeding only if all of the following conditions are satisfied:

•	the legal action relates to acts or omissions with respect to the performance of duties or services by the indemnified party for or on behalf of our company;

•
the legal action is initiated by a third party who is not a stockholder of our company or the legal action is initiated by a stockholder of our company acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement;

•	the party receiving such advances furnishes our company with a written statement of his or her good faith belief that he or she has met the standard of conduct described above; and

•
the indemnified party receiving such advances furnishes to our company a written undertaking, personally executed on his or her behalf, to repay the advanced funds to our company, together with the applicable legal rate of interest thereon, if it is ultimately determined that he or she did not meet the standard of conduct described above.

Authorizations of payments will be made by a majority vote of a quorum of disinterested directors.

Also, our board of directors may cause our company to indemnify or contract to indemnify any person not specified above who was, is, or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of our company, is or was serving at the request of our company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one whom indemnification is granted as described above. Any determination to indemnify or contract to indemnify will be made by a majority vote of a quorum consisting of disinterested directors.

We maintain insurance to indemnify such parties against the liability assumed by them in accordance with our charter in a sum of at least $5 million.

The indemnification provided in our charter is not exclusive to any other right to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by our company or others, with respect to claims, issues or matters in relation to which our company would not have obligation or right to indemnify such person under the provisions of our charter.

Item 7.                      Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1
Articles of Incorporation of the Registrant dated June 23, 2006, (incorporated by reference to Exhibit 3.1 to the registrant's Registration Statement on Form S-11 filed with the Commission on July 28, 2006)

4.2	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to registrant's Registration Statement on Form S-11, filed with the Commission on July 28, 2006)

5.1	Opinion of Ruskin Moscou Faltischek, P.C.

23.1	Consent of BDO USA, LLP

23.2	Consent of WeiserMazars, LLP

23.3	Consent of Ruskin Moscou Faltischek, P.C. (included in Exhibit 5.1)

99.1
GTJ REIT, Inc., 2007 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to our Annual Report on Form 10-K for the year ended December 31, 2007 and filed with the Commission on May 1, 2008)

ITEM 9.                  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lynbrook, State of New York on September 23, 2010.

GTJ REIT, Inc.

By:	/s/ Jerome Cooper
Jerome Cooper Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jerome Cooper
Jerome Cooper	Chairman and Chief Executive Officer	September 23, 2010
/s/ David J. Oplanich
David J. Oplanich	Chief Financial Officer	September 23, 2010
/s/ Paul A. Cooper
Paul A. Cooper	Executive Vice President and Director	September 23, 2010
/s/ Douglas A. Cooper
Douglas A. Cooper	Executive Vice President and Director	September 23, 2010
/s/ Joseph F. Barone
Joseph F. Barone	Director	September 23, 2010
/s/ Harvey I. Schneider
Harvey I. Schneider	Director	September 23, 2010
/s/ David M. Jang
David M. Jang	Director	September 23, 2010
/s/ John J. Leahy
John J. Leahy	Director	September 23, 2010
/s/ Donald M. Schaeffer
Donald M. Schaeffer	Director	September 23, 2010

Exhibit Index

Exhibit Number	Description

4.1
Articles of Incorporation of the Registrant dated June 23, 2006, (incorporated by reference to Exhibit 3.1 to the registrant's Registration Statement on Form S-11filed with the Commission on July 28, 2006)

4.2	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to registrant's Registration Statement on Form S-11, filed with the Commission on July 28, 2006)

5.1	Opinion of Ruskin Moscou Faltischek, P.C.

23.1	Consent of BDO USA, LLP

23.2	Consent of WeiserMazars, LLP

23.3	Consent of Ruskin Moscou Faltischek, P.C. (included in Exhibit 5.1)

99.1
GTJ REIT, Inc., 2007 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to our Annual Report on Form 10-K for the year ended December 31, 2007 and filed with the Commission on May 1, 2008)